UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CONNECTONE BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank, (the “Bank”), will be held at 145 Dean Dr., Tenafly, NJ 07670, on May 6, 2015 at 8:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1. The election of twelve (12) Directors of the Company to serve for the terms described in the proxy statement or until their successors are elected and shall qualify;

2. To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015; and

3. Such other business as shall properly come before the Annual Meeting.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on March 27, 2015 will be entitled to vote at the Annual Meeting.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

Very truly yours,

FRANK SORRENTINO III Chairman of the Board of Directors

Englewood Cliffs, New Jersey
April 15, 2015

IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2015. Our Proxy Statement and Annual Report to Shareholders are also available online at www.proxyvote.com.

CONNECTONE BANCORP, INC.
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2015

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of stockholders to be held at 145 Dean Dr., Tenafly, NJ 07670 at 8:15 a.m.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed on or about April 15, 2015 to holders of the Common Stock, is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting of stockholders that will take place at 145 Dean Dr., Tenafly, NJ 07670 on May 6, 2015. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on March 27, 2015, will be entitled to vote at the Annual Meeting. On March 27, 2015, there were outstanding and entitled to vote 29,864,602 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of March 27, 2015 in the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may use one of the following methods:

•	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.

•	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Can I change my vote after I return my proxy card?

Any stockholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

•	voting again by telephone or the Internet, or completing a new proxy card with a later date—your latest vote will be counted;

•	filing with the Secretary of the Company written notice of such revocation; or

•	appearing at the annual meeting and giving the Secretary written notice of your intention to vote in person.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. The ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the directors’ nominees to the Board of Directors;

•	FOR ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.

INTRODUCTION

On July 1, 2014, the Company announced the completion of a merger (the “Merger”), under which the Company merged with the former ConnectOne Bancorp, Inc. (hereinafter referred to as “Legacy ConnectOne”). Simultaneously, Union Center National Bank (“UCNB”), the Company’s then wholly owned subsidiary, merged with and into ConnectOne Bank, Legacy ConnectOne’s then wholly owned subsidiary, with ConnectOne Bank as the surviving institution. In connection with the closing of the Merger, the Company changed its name to ConnectOne Bancorp, Inc., and the Board of Directors and senior management of the Company were restructured, with Messrs. Alexander Bol, Lawrence B. Seidman and Anthony C. Weagley resigning from the Board, and Messrs. Frank Sorrentino, Frank W. Baier, Stephen T. Boswell, Frank Huttle III, Michael Kempner, and Joseph Parisi Jr. joining the Board.

PROPOSAL 1—ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors. For 2015, there are twelve (12) nominees for Director. There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2016 Annual Meeting of Stockholders, and until his replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since(1)—Expires

Frank Sorrentino III, Chairman of the Board and CEO	53	Chairman of the Board & Chief Executive Officer of the Company and the Bank; formerly Chairman of the Board and Chief Executive Officer of Legacy ConnectOne	2014–2015

Frank W. Baier Director	49

Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Previously, from July 2011 through September 2012, Executive Vice President and Chief Financial Officer of Legecy ConnectOne and the Bank. Partner at Columbia Financial Partners LP, from May 2010 until June 2011.

			2014–2015

Alexander A. Bol	67	Owner, Alexander A. Bol A.I.A. (architectural firm); Former Chairman of the Board of The Registrant and Union Center National Bank (2001–2014)	2015–2015

Stephen Boswell, Director	61	President & Chief Executive Officer of Boswell Engineering	2014–2015

Frederick Fish	70

Managing Member, The Real Estate Equity Company, known as “Treeco” (partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA); Director and Founding Member of American Spraytech (a contract filling and manufacturing company); General Partner of F.S. Fish Investment Company (private investment company)

			2012–2015

Frank Huttle III, Director	59	Executive Vice President and General Counsel Hudson Media Inc.; formerly Of Counsel to the firm of DeCotiis, Fitzpatrick & Cole, LLP	2014–2015

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since(1)—Expires

Michael Kempner, Director	56	President & Chief Executive Officer, MWW Group, Inc.	2014–2015

Nicholas Minoia	59

Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.

			2009–2015

Joseph Parisi, Jr., Director	53	Chairman of the Board and CEO of Otterstedt Insurance Agency; Mayor, Borough of Englewood Cliffs	2014–2015

Harold Schechter	70	Self Employed Financial Consultant (November 2010-Present); Chief Financial Officer, Global Design Concepts, Inc. (importer and distributor of accessories and handbags) (2005–November 2010)	2007–2015

William A. Thompson	57	General Manager, Uniselect USA (auto parts distributor) (2007–Present); Vice President of Thompson & Co. (auto parts distributor) (prior years)	1994–2015

Raymond J. Vanaria	56	Member, Malesardi, Quackenbush, Swift & Company, LLC (accounting firm)	2007–2015

(1)	Does not include prior service on the Board of Directors of Legacy ConnectOne or the Bank.

No Director of the Company, is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Bank Act of 1940. However, Frank Baier was a director of Doral Financial Corporation from 2007 until 2011, and Michael Kempner served as a director of Lighting Science Group Corporation from January 2010 until May 2012.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors attended the Company’s 2014 Annual Meeting of Shareholders.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 53: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with Legacy ConnectOne on July 1, 2014. Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen Boswell, Lead Independent Director, 61: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank Baier, Director, 49: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance, including service as Executive Vice President and Chief Financial Officer of Independence Community Bank Corp. from June 2001 until September 2005, Chief Financial Officer and Chief Accounting Officer of Securities Industry and Financial Markets Association from June until September of 2008, Special Advisor to Washington Mutual from September 2008 until October 2008, Chief Financial Officer of Capital Access Network, Inc from February 2009 until February 2010, and a Partner at Columbia Financial Partners LP, from May 2010 until June 2011. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Alexander A. Bol, Director, 67: Mr. Bol founded Bol Architecture in 1974, and currently serves as a Principal of that firm. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania. The leadership Mr. Bol has provided to the Company and Union Center National Bank prior to the consummation of the Merger, together with his knowledge of the banking industry and his stature in the community led the board to conclude that Mr. Bol should serve as a director of the Company

Frederick Fish, Director, 70: Mr. Fish was appointed as a director of the Company and Union Center National Bank on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Board to conclude that Mr. Fish should serve as a director.

Frank Huttle III, Director, 59: Mr. Huttle was a founding organizer of the Bank. He has over 30 years of experience in the insurance, mortgage banking and real estate industries formerly as a practicing attorney and partner at DeCotiis, Fitzpatrick and Cole, prior to taking his current position, and as a certified public accountant and Partner at Touche Ross & Co. Mr. Huttle has served as Executive Vice President and General Counsel to Hudson Media, Inc., a diversified magazine service and holding company since February, 2010. His experience as a transactional attorney and as a businessman in our market allows him to provide unique insight to the Board on a variety of matters, including current business conditions impacting our customers. Mr. Huttle also currently serves as the mayor of the Borough of Englewood, New Jersey.

Michael Kempner, Director, 56: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and media experience and has served as President and Chief Executive Officer for MWW Group, Inc since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 59: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Joseph Parisi, Jr., Director, 53: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served as President and Chief Executive Officer of Otterstedt Insurance Agency since 1979, as well as Mayor for the Borough of Englewood Cliffs, New Jersey since November 2005. His experience both in the insurance industry and as the Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Harold Schechter, Director, 70: Mr. Schechter’s financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Board to conclude that Mr. Schechter should serve as a director.

William A. Thompson, Director, 57: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Raymond J. Vanaria, Director, 56: Mr. Vanaria’s knowledge of financial and accounting matters, and his ability to understand and analyze complex financial issues, gained during his many years as an accountant, led the Board to conclude that Mr. Vanaria should serve as a director.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of March 27, 2015 regarding the number of equity securities beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

Name	Common Stock		Percentage of Common Stock Beneficially Owned
Directors:
Frank Sorrentino III	689,104	(1)	2.29%
Frank W. Baier	58,967	(2)	0.20%
Alexander A. Bol	152,023	(3)	0.51%
Stephen T. Boswell	289,539	(4)	0.97%
Frederick Fish	26,751	(5)	0.09%
Frank Huttle III	247,224	(6)	0.83%
Michael Kempner	405,145	(7)	1.35%
Nicholas Minoia	28,955	(8)	0.10%
Joseph Parisi Jr.	255,664	(9)	0.85%
Harold Schechter	27,401	(10)	0.09%
William A. Thompson	105,256	(11)	0.35%
Raymond J. Vanaria	100,395	(12)	0.34%
Executive Officers Who Are Not Directors:
William S. Burns	46,768	(13)	0.16%
Laura Criscione	83,972	(14)	0.28%
Elizabeth Magennis	50,234	(15)	0.17%
Anthony C. Weagley*	72,218		0.24%
Francis R. Patryn*	16,960		0.06%
Arthur M. Wein*	20,539		0.07%
James W. Sorge*	4,521		0.02%

As a Group (20 persons)	2,681,635	(16)	8.80%

(1)

Includes (i) 12,500 shares held in the name of Citigroup Global Markets f/b/o Frank Sorrentino III, IRA, (ii) 53,241 shares held in street name at Citigroup Global Markets, (iii) 2,011 shares held in trust for Mr. Sorrentino’s children, (iv) 170,872 shares purchasable upon the exercise of stock options and (v) 31,847 shares of restricted stock subject to forfeiture.

(2)	Includes 1,352 shares of restricted stock subject to forfeiture.

(3)	Includes (i) 2,842 shares held by his spouse, and (ii) 24,311 shares purchasable upon the exercise of stock options

(4)	Includes (i) 55,602 shares purchasable upon the exercise of stock options and (ii) 1,352 shares of restricted stock subject to forfeiture.

(5)	Includes (i) 3,473 shares purchasable upon the exercise of stock options, and (ii) 1,352 shares of restricted stock subject to forfeiture

(6)

Includes (i) 14,487 shares held in the name of Citigroup Global Markets f/b/o Frank Huttle III, IRA, (ii) 3,375 shares held by Mr. Huttle and his wife in a joint tenancy, (iii) 2,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iv) 2,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (v) 5,031 shares held in the name of Mr. Huttle’s spouse, (vi) 2,500 shares held by an LLC in which spouse is a member, (vii) 66,845 shares purchasable upon the exercise of stock options and (viii) 1352 shares of restricted stock subject to forfeiture.

(7)	Includes (i) 77,309 shares purchasable upon the exercise of stock options and (ii) 1,352 shares of restricted stock subject to forfeiture.

(8)	Includes (i) 1,056 shares owned jointly with Mr. Minoia’s spouse, (ii) 13,892 shares purchasable upon the exercise of stock options and (iii) 1,352 shares of restricted stock subject to forfeiture

(9)

Includes (i) 3,333 shares held in the name of Hudson Real Estate Holding, LLC, of which Mr. Parisi is managing director and owner of one-third, (ii) 11,296 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (iii) 2,323 shares held by Mr. Parisi as custodian for his children, (iv) 31,508 shares held at Bear Stearns Security Corp (v)

71,574 shares purchasable upon the exercise of stock options and (vi) 1,352 shares of restricted stock subject to forfeiture.

(10)	Includes (i) 3,997 shares owned jointly with Mr. Schechter’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,352 shares of restricted stock subject to forfeiture.

(11)

Includes (i) 13,579 shares held by Mr. Thompson’s spouse and children, (ii) 28,653 shares purchasable upon the exercise of stock options and (iii) 1,352 shares of restricted stock subject to forfeiture.

(12)	Includes (i) 5,085 shares held by Mr. Vanaria’s spouse and children (ii) 20,838 shares purchasable upon the exercise of stock options and (iii) 1,352 shares of restricted stock subject to forfeiture.

(13)	Includes 10,863 shares of restricted stock subject to forfeiture.

(14)	Includes (i) 300 shares held for her daughter, (ii) 54,218 shares purchasable upon the exercise of stock options, and (iii) 3,678 shares of restricted stock subject to forfeiture.

(15)	Includes (i) 12,862 shares purchasable upon the exercise of stock options and (ii) 11,488 shares of restricted stock subject to forfeiture.

(16)	Includes 617,814 shares purchasable upon the exercise of stock options.

*	Messrs/ Weagley, Patryn, Wein, and Sorge ceased to be executive officers of the Company as of the closing of the Merger on July 1, 2014.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

Meetings of the Board of Directors are held twelve (12) times annually and as needed. The Board of Directors held a total of thirteen (13) meetings in the year ended December 31, 2014. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2014, each of the Company’s Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination with regard to Board member Michael Kempner, the Board considered the fact that the Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has considered the fact that several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches. See—CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer is not independent. Stockholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Conduct governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Conduct governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Conduct is available on our website at www.cnob.com.

Committees

Committees of Our Board of Directors

Audit Committee. We maintain an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit Committee met six (6) times during 2014. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.cnob.com. The Audit Committee currently consists of Messrs. Vanaria (chair), Huttle, Baier and Schechter, all of whom are “independent” under the Nasdaq listing standards and meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, as required by the Audit Committee charter. The Board of Directors has determined that Raymond Vanaria is an “audit committee financial expert”, as such term is defined by the SEC.

Audit Committee Report

The Audit Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe Horwath LLP, our independent auditors. We have discussed with Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe Horwath LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2014 for filing with the U.S. Securities and Exchange Commission.

Raymond Vanaria, Chair
Frank Huttle, III
Frank W. Baier,
Harold Schechter

Compensation Committee.

Charter. The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.cnob.com under Governance Documents.

Authority, Processes and Procedures. The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation

Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants. The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Prior to consummation of the Merger, the Committee utilized the services of Meyer Chatfield Compensation Advisors (“MCCA”), an independent compensation consulting firm strictly devoted to the community banking industry, as its outside consultant. MCCA was engaged by the Compensation Committee and did not take direction from the Company’s executives, unless specifically advised to do so at the direction of the Compensation Committee. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian had served as the compensation consultant to the Compensation Committee of Legacy ConnectOne.

Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;

•	The Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;

•	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;

•	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and

•

Interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating Committee Members. All members of the Nominating Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in Rule 5605 of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the board or who are recommended by the Board. The charter states that a nomination must be delivered to Company’s corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the board;

•	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;

•	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;

•	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations. In connection with the 2015 annual meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee.

Stock Ownership Guidelines

In order to ensure alignment of interests between Board members and the shareholders of the Company, the Company expects all Board members will have a meaningful investment in the common stock of the Company. To ensure this meaningful investment, all Board members will be required to own, directly or indirectly, at least $500,000 in initial market value of the Company’s common stock within 24 months of the director’s initial election.

Board Leadership; Lead Independent Director

Historically the Company had an independent Chairman of the Board, separate from the Chief Executive Officer. However, upon consummation of the Merger with Legacy ConnectOne, the Board appointed Mr. Frank Sorrentino, the Company’s President and CEO, to serve as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of Legacy ConnectOne, believed that Board structure had worked well for Legacy ConnectOne and noted the success that Mr. Sorrentino had in growing Legacy ConnectOne. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This in turn will result in a more effective and efficient implementation of corporate strategy and integration of the separate cultures of the Company and Legacy ConnectOne, and is further important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee and the Loan and Asset/Liability Committees of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

The Merger and Management Changes

On July 1, 2014, we completed the Merger to create a financial institution with more than $3 billion in assets and 24 branches across Bergen, Essex, Hudson, Mercer, Monmouth, Morris and Union counties. The combined company is one of the largest New Jersey-based banking institutions with increased scale, technology and lending capabilities serving middle market commercial businesses.

Upon the closing of the merger, the Company was the surviving entity but assumed the name “ConnectOne” and adopted the ticker symbol “CNOB.” As a result, this CD&A discloses the 2014 compensation policies and decisions for the Company’s Named Executive Officers pre-Merger (“Pre-Merger Compensation”) as well as for the post-Merger executive team (“Post-Merger Compensation”).

The pre-Merger named executives are:

Pre-Merger NEOs	Role
Anthony C. Weagley	Chief Executive Officer
Francis R. Patryn	Chief Financial Officer
Arthur M. Wein	Vice President, Chief Operating Officer
James W. Sorge	Vice President, Compliance Officer

Following the Merger, these executives were either no longer executive officers or no longer employed by the Company.

After the Merger closed, we announced our ongoing leadership team including our named executive officers:

Post-Merger NEOs	Role
Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Executive Vice President & Chief Lending Officer
Laura Criscione	Executive Vice President & Chief Compliance Officer
Aditya Kishore	Executive Vice President Chief Information/Operations Officer

Executive Summary

2014 was a transformational year for the Company. As a result of the Merger and continued organic growth, the Company grew from $1.67 billion in total assets and 16 offices at December 31, 2013 to $3.45 billion in total assets and 24 offices at year end 2014. While completing the integration of the Company and Legacy ConnectOne, we were also able to grow our loan portfolio by more than $231 million over the second half of the year. In determining compensation for 2014, the Compensation Committee considered the Company’s performance on a standalone basis as well as management’s performance in executing the Merger and integrating the two companies.

2014 Business Highlights

We delivered the following results in 2014:

•	Completed the merger of ConnectOne and Center on July 1, 2014

•	Realized meaningful cost efficiencies, with virtually all estimated cost savings to be derived from the Merger realized as of January 1, 2015

•	Increased loans receivable by approximately $225 million and total deposits by approximately $150 million through organic growth during the second half of 2014

•	Expanded loan generation and support teams while achieving meaningful efficiencies in executive, back office and administrative areas

•	Maintained strong asset quality, with a ratio of non-accrual loans to total loans receivable of 0.46% at December 31, 2014

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. Our incentives for 2014 considered performance goals set before the Merger and the effectiveness of the integration of the two institutions. A significant amount of compensation in the post-Merger 2015 programs is performance-based (annual incentives and performance based equity awards). Our objective is to design our compensation program to reward executives for driving our business strategy and delivering results to our stockholders.

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

•	What We Do:

•	Pay for Performance—We provide a significant portion of pay based on performance (short and long-term)

•	Sound Risk Management—We discourage excessive risk taking and have designed our incentive plans with appropriate design features

•	Clawback—Each incentive compensation agreement provides for clawback in the event of a financial restatement

•	Double-Trigger Change-in-Control (CIC)—CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC.

•	Independence—The Committee engages an independent compensation consultant

•	What We Don’t Do:

•	Tax Gross-Ups—We do not provide excise tax gross-ups on benefits or in change-in-control agreements

•	Repricing—Our equity plan does not permit repricing of stock options that are out-of-the-money

•	Excessive Perquisites—Our executives only receive perquisites that are business-related

Results of 2014 Say on Pay Advisory Vote

The Company solicited a shareholder advisory vote on executive compensation in 2014 which received 96% approval. Company shareholders approved a bi-annual advisory vote, thus our next shareholder vote will be in 2016.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component		Purpose/Objective

Base Salary	•	Provides a competitive level of fixed income based on role, experience and individual performance

Annual Incentive Plan	•	Motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies
	•	Varies pay based on performance (higher performance will result in above market pay; lower performance will result in below market pay)

Long-Term Incentive Plan	•	Drives value creation for stockholders over the long-term
	•	Aligns executives’ interests with those of shareholders through equity-based compensation
	•	Encourages retention through multiple year vesting
	•	Motivates and rewards executives for performance—vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	•	Provides a base level of competitive compensation for executive talent

Employment Agreements/Severance & CIC Agreements	•	Provides employment security to key executives
	•	Focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

Setting Annual Compensation

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

Prior to the Merger, Legacy ConnectOne retained Meridian as its compensation consultant and the Company retained MCCA to act as the Committees’ independent consultant. Following the Merger, the Company engaged Meridian as its compensation consultant. Our consultants aid the Committee in satisfying its responsibilities. Meridian reports directly to the Committee and performs no other work for the Company.

The Consultants reported directly to the Committee and carried out their responsibilities to the Committee in coordination with the Company’s Finance and Human Resources staff as requested by the Committee. The Committee Chair has regular contact with the Consultants outside meetings as appropriate. The Committee has reviewed and concluded that Meridian’s consultation services, and that prior to the merger, MCCA’s consultation services, comply with the standards adopted by the SEC and by Nasdaq with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer.

Peer Group & Competitive Benchmarking

In light of the pending Merger, the Company did not conduct a competitive benchmark analysis for 2014 compensation. Following the Merger, Meridian provided market compensation data to the Compensation Committee based on the peer group set forth below. This data was used to assist the Committee in setting pay levels and target pay opportunities (short and long-term) for the post-merger pay programs.

The Committee worked with the consultant to develop a peer group that was appropriate for the newly-combined Company. The Committee considered commercial banks that were similarly-sized (approximately 1/2x to 2x the Company’s post-Merger assets) and primarily located in similar regions. Based on this assessment, the Committee approved the following peer group to be used for benchmarking purposes. The median assets for this group is $3.0 billion, in line with the Company’s post-merger assets.

2014 Post-Merger Peer Group
Bancorp, Inc.	Lakeland Bancorp
Bridge Bancorp, Inc	Peapack-Gladstone Financial Corp.
Bryn Mawr Bank Corporation	S&T Bancorp
Customers Bancorp	Sandy Spring Bancorp
Eagle Bancorp	Sterling Bancorp
First Commonwealth Financial Corp.	Sun Bancorp
First of Long Island Corporation	TriState Capital Holdings
Flushing Financial Corporation	Univest Corporation of PA
Hudson Valley Holding Corp.

Pre-Merger Executive Compensation:

In this section we review the components of our executive compensation programs during the pre-Merger period. These pay programs and decisions primarily affected executive officers who are no longer with the Company.

Base Salary

Base salaries provide a consistent amount of fixed compensation that focuses on rewarding an executive’s scope of responsibility, capabilities, and potential growth. When reviewing base salaries, the Committee considers each individual’s specific responsibilities, length of service and experience, market data, and overall performance of the individual.

Executive	2013 Annual Base Salary (as of 12/31/13)	2014 Annual Base Salary (as of 6/30/14)

Anthony Weagley	$418,300	$418,300

Francis Patryn	$162,156	$178,372

Arthur Wein	$192,862	$198,648

James Sorge	$155,000	$158,875

Annual Incentive Opportunity

In light of the pending Merger, executives did not participate in an annual incentive plan in 2014.

Long-Term Incentives—Equity-Based Awards

While the Company had an existing long-term incentive plan prior to the close of the Merger, there were no grants made to any Named Executive Officers during 2014 under that plan.

Post-Merger Executive Compensation:

In this section we review the components of our executive compensation programs. The post-Merger pay programs and decisions are for the Company’s leadership team going forward.

Base Salary

In conjunction with the merger, the Committee engaged Meridian to conduct a benchmarking analysis to provide competitive market reference for the newly combined organization. Base salaries were set following the Merger to align with the new roles overseeing the larger organization. Below are the salaries for the executive team after the Merger.

Executive	Post-Merger Annual Base Salary (effective July 1, 2014)

Frank Sorrentino III	$595,000

William Burns	$310,000

Elizabeth Magennis	$285,000

Laura Criscione	$225,000

Aditya Kishore	$235,000

Annual Incentive

Prior to the Merger, Legacy ConnectOne executives participated in the Executive Annual Incentive Plan which provides cash incentives based on performance of pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary although actual payouts can range from no payout to 150% of target at stretch performance. The 2014 incentive targets are summarized below.

Annual Incentive Targets

Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (150%)

Chief Executive Officer	0%	20%	40%	60%

EVP, Chief Financial Officer	0%	15%	30%	45%

EVP, Chief Lending Officer	0%	15%	30%	45%

EVP, Chief Operations Officer	0%	10%	20%	30%

EVP, Compliance Officer	0%	10%	20%	30%

Following the Merger, the Company’s executives continued to participate in the Executive Annual Incentive Plan (“EAIP“), which was readopted by the Compensation Committee. However, the Compensation Committee determined that performance for 2014 should consist of an assessment of the executive team’s performance on a more comprehensive and qualitative basis considering performance prior to and following the Merger. In particular, given the complexities of a merger of equals, a key strategic goal for the last half of the year was ensuring successful integration of the two institutions.

To determine 2014 incentives the Compensation Committee considered the following factors:

•	Financial performance metrics, including core earnings, return on assets and return on equity and efficiency ratio for 2014

•	Speed of the conversion activities related to the Merger

•	Effectiveness of integration

•	Market reaction to the Merger

•	Attaining projected cost saves

•	Strong customer retention

As a result of its review and assessment of performance, the Committee determined that achievement of financial goals and integration results warranted incentive payouts at maximum. Following is a summary of the incentive awards paid to executives:

Executive	2014 Annual Incentive Award(1)

Frank Sorrentino III	$178,500

William Burns	$69,750

Elizabeth Magennis	$64,125

Laura Criscione	$34,000

Aditya Kishore(2)	$0

(1)	Awards in this table reflect amount accrued for half the year commencing July 1 through December 31, 2014

(2)	Mr. Kishore was not employed by the Company at the time of payout and, therefore, did not receive a payment under the incentive plan.

The Company plans to return to the original EAIP plan structure for 2015 which will consist of quantitative performance goals and measures.

Long-Term Incentives—Equity-Based Awards

Prior to the Merger, Legacy ConnectOne had an established long-term incentive program. However, the Company did not grant any equity awards to executives post-Merger. Going forward in 2015, the Company will implement a new long-term incentive plan that will be performance-based, align executives with shareholder interests and promote the long-term success of the Company.

Effective February 2015, the Committee approved long-term incentive compensation program consisting of performance shares and time vested restricted stock. The performance-based restricted share unit awards will reflect our three year performance for the period January 1, 2015 through December 31, 2017. The actual number of shares to be received will range from 0% to 150% of the target levels depending on our performance relative to an industry index.

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the ConnectOne Bank 401(k) Retirement Plan which is offered to all Bank employees. Currently, the Bank does not offer any other retirement benefit to executives.

As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs. A car allowance is provided to this group and the recipients are expected to use this compensation to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Post-Termination Benefits for Certain Company Executives

Mr. Weagley’s Employment Agreement

Mr. Weagley entered into an Agreement, dated January 20, 2014 (the “New Agreement”), with the Company and UCNB, which was effective upon the Merger. The purpose of the New Agreement was to clarify certain rights and responsibilities of the parties under Mr. Weagley’s existing agreements in light of the merger.

The New Agreement provided that beginning at the effective time of the Merger, Mr. Weagley would serve as Chief Operating Officer of the combined company and the combined bank. As described in the New Agreement, he was to be an employee “at will” and paid a base salary of $35,000 per month. In the New Agreement, the parties agreed and acknowledged that consummation of the transactions contemplated by the merger agreement and the change in Mr. Weagley’s position from CEO to COO constituted a “Terminating Event” as defined in his existing Employment Agreement, entitling him to a payment of $1,679,790 thereunder upon the earlier of Mr. Weagley’s separation from service at any time and for any reason (with or without cause and even if the separation from service is due to disability or death) following the effective time or upon the one-year anniversary of the effective time. Such payment was to be made in accordance with the terms of Mr. Weagley’s existing Employment Agreement. In addition, Mr. Weagley was entitled to receive the sum of $75,414 payable in 12 equal installments over the 12 months immediately following his separation from service in accordance with the regular payroll practices of the combined company, and all unvested restricted stock awards and/or unvested stock options held by him would become fully vested upon his separation from service for any reason (with or without cause and even if the separation from service is due to disability or death) at any time within the twelve (12) months immediately following the effective time. Upon the effective time, the combined company also waived its right to require Mr. Weagley to render consulting services under the existing Employment Agreement, and the existing Employment Agreement was deemed terminated.

The New Agreement also provided that for purposes of the Non-Compete Agreement between the Company and Mr. Weagley, Mr. Weagley will be deemed to have “separated from service” with the combined company on the date he resigns from service or is released from service by the combined company and/or the combined bank. Upon such separation from service, Mr. Weagley became entitled to a payment of $836,500 under the Non-Compete Agreement, as described therein.

Notwithstanding the provisions of the Non-Compete Agreement, certain of the specific restrictions contained in the Non-Compete Agreement (i) remain in effect for a twelve (12) month period commencing on the effective time, and (ii) shall not apply to prohibit Mr. Weagley from working in the banking or financial services business within the Commonwealth of Pennsylvania. Except as specifically modified by the terms of the New Agreement, the Non-Compete Agreement remains in full force and effect.

Upon Mr. Weagley’s departure from the Company on July 1, 2014, he received and will continue to receive for a period of one (1) year the payments as set forth in the New Agreement.

Other Executive Termination Payments

Upon their respective terminations, pursuant to individual severance agreements, Mr. Patryn, Mr. Wein, and Mr. Sorge received severance payments. Mr. Patryn’s severance payment was based upon negotiations at the time of his termination. Pursuant to the Severance Pay Policy that was established for the merger,, Mr. Patryn received a severance payment equal to 2 weeks of compensation for each year of service, resulting in a payment of 34 weeks of base salary. Additionally, Mr. Patryn was awarded a bonus payment of $61,744 paid as an incentive to remain employed through December 31, 2014 to assist with the Company integration.

Mr. Sorge and Mr. Wein both received severance payments pursuant to their severance agreements. These executives each received a payment of two times base salary and two times the annual car allowance amount. Additionally, each executive is eligible to receive continued health insurance benefits through COBRA, with the Bank reimbursing them the cost of the premiums less the amount they contributed to their health insurance premium while employed. Mr. Sorge participated for three months and has since terminated his COBRA eligibility. Additionally, Mr. Wein received an additional bonus payment of $20,000 Mr. Wein received the additional bonus payment as an incentive to remain employed until December 31, 2014. Mr. Sorge was terminated at the time of the merger so no incentive payment was required.

The above payments were subject to certain restrictive covenants including non-compete and non-solicitation agreements and confidentiality/non-disclosure and non-disparagement clauses.

Post-Termination Benefits for ConnectOne Executives

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $522,500, subject to increase as determined by the Board. He will also be eligible to participate in ConnectOne’s incentive plans and other benefit plans for executive officers. Under the agreement, ConnectOne or ConnectOne Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event of a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino after January 1, 2007. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’s Employment Agreement

Mr. Burns’s was party to an employment agreement with Legacy ConnectOne, which was assumed by the Company. It has an initial two-year term, which automatically renews for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $240,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of the Company and the Bank. Under the agreement, the Company or the Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’s employment is terminated without cause, he is entitled to receive the sum of (i) his then current annual Base Salary for the remainder of the Term (assuming there is no extension of the Term), but no less than one year of his then current Base Salary, and (ii) the highest cash bonus paid to Mr. Burns over the prior twenty four (24) month period, or the amount accrued during the current year for Mr. Burns’ cash bonus for that year, whichever is higher. In the event of a merger, acquisition or change-of-control transaction after which Mr. Burns does not continue employment at the resulting entity, he will receive a severance payment equal to the sum of (i) his highest annual Base Salary over the prior twenty four (24) month period plus (ii) the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for his cash bonus for that year, whichever is higher, times two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’s and Ms. Criscione’s Change in Control Agreements

The change in control agreements between each of Ms. Magennis and Ms. Criscione and Legacy ConnectOne were not triggered by the Merger and assumed by the Company. Under the terms of the Change in Control Agreements, if the Company were to undergo a “change in control” as defined in the Change in Control Agreements, followed by either (i) involuntary termination of employment by the Company or the Bank or (ii) voluntary termination of employment by the executive under certain circumstances provided for in the agreement, then the executive would be entitled to a lump sum payment equal to the highest annual salary assigned to her during the twenty four months prior to the Change in Control plus the highest annual bonus paid or accrued. Such amount shall be paid within 10 days, subject to compliance with section 409A of the Internal Revenue Code, after the Company receives an executed a general release of claims in favor of the Company, the Bank, their respective subsidiaries, affiliates, officers, directors, shareholders, partners, members, managers, agents or employees.

Additional Information about Our Compensation Practices

Policy on Incentive Compensation Clawback

Each executive compensation arrangement or Plan provides for a clawback in the event of a financial restatement.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined that risks arising from our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen Boswell (Chair)
Frederick Fish
William A. Thompson
Joseph Parisi, Jr

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) each individual serving as Chief Executive Officer and Chief Financial Officer during 2014, (b) our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2014, and (c) the two individuals for whom disclosure would have been provided pursuant to clause (b) above but for the fact that such individual was not serving as an executive officer of the Company as of the fiscal year ended December 31, 2014 (collectively the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Change in pension value and non-qualified deferred compensation earnings ($) (h)	All other compensation ($) (i)	Total ($) (j)

Frank Sorrentino III, Chairman, President and Chief Executive Officer(1)	2014	297,500	178,500	—	—	—	—	8,101	484,101

William S. Burns, Executive Vice President, Chief Financial Officer(1)	2014	155,000	69,750	—	—	—	—	7,063	231,813

Elizabeth Magennis, Executive Vice President, Chief Lending Officer(1)	2014	142,500	64,125	—	—	—	—	6,372	212,997

Laura Criscione, Executive Vice President, Chief Compliance Officer(1)	2014	112,500	34,000	—	—	—	—	5,474	151,974

Aditya Kishore, Chief Information/ Operations Officer(1)(2)	2014	117,140	23,428	—	—	—	—	3,228	143,796

Anthony C. Weagley, Former Principal Executive Officer(3)	2014	209,150	—	—	—	—	134,960	2,531,742	2,875,852

	2013	418,300	185,000	94,054	—	—	(48,303)	25,161	674,212

	2012	366,300	—	25,000	—	—	70,736	27,597	489,633

Francis R. Patryn, Former Principal Financial and Accounting Officer(4)	2014	177,020	—	—	—	—	57,662	182,385	417,067

	2013	146,391	15,995	14,190	—	—	(6,299)	6,250	176,527

	2012	129,768	10,141	—	—	—	23,974	9,290	173,173

Arthur M. Wein, Former Vice President and Chief Operating Officer(6)	2014	198,648	20,000	—	—	—	—	393,754	612,402

	2013	192,862	—	19,673	—	18,341	—	11,633	242,509

	2012	191,401	—	—	—	10,107	—	16,923	218,431

James W. Sorge, Former Vice President and Compliance Officer(6)	2014	91,008	—	—	—	—	—	324,953	415,961

	2013	152,171	—	23,362	—	26,257	—	11,153	212,943

	2012	141,000	—	—	—	10,648	—	10,012	161,660

(1)

Mr. Sorrentino, Mr. Burns, Ms. Magennis, Ms. Criscione and Mr. Kishore each commenced employment with the Company on July 1, 2014 effective upon the consummation of the Merger. Prior to this date, each was an executive officer of Legacy ConnectOne Bancorp. The data provided above, accordingly, is with respect to their compensation commencing on July 1, 2014, and does not include information prior to this date.

(2)	Mr. Kishore left the Company effective February 1, 2015.

(3)	Mr. Weagley resigned from the Company effective July 1, 2014. Included in “All Other Compensation” for Mr. Weagley is a $1,679,790 severance payment under his employment agreement, and an $836,500 payment under his non-compete agreement with the Company, both due upon his termination of service with the Company.

(4)	Mr. Patryn left the Company effective December 31, 2014. Included in “All Other Compensation” for Mr. Patryn is a $178,372 severance payment.

(5)

Mr. Wein’s employment with the Company ended effective December 31, 2014. Included in “All Other Compensation” for Mr. Wein is a $408,724.60 severance payment under his employment agreement with the Company.

(6)	Mr. Sorge left the Company effective July 1, 2014. Included in “All Other Compensation” for Mr. Sorge is a $320,000 severance payment under his employment agreement with the Company.

Employment Agreement

The Company and the Bank are parties to employment agreements with Messrs. Frank S. Sorrentino, III, our Chairman, Chief Executive Officer, and President, and Mr. William S. Burns our Executive Vice President and Chief Financial Officer.

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $525,500, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino commencing January 1, 2007. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2014. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control

Cash Compensation	$1,894,083	$0	$2,459,333

Value of Continued Health and Welfare Benefits	$53,731	$0	$20,799

Acceleration of Stock Awards	$0	$628,197	$628,197

The employment agreement with Mr. Burns has an initial two-year term, and will automatically renew for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $240,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of the Company and the Bank. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’s employment is terminated without cause, he is entitled to receive his then current annual Base Salary for the remainder of the term, but no less than one year of his then current Base Salary, plus an amount equal to the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for Employee’s cash bonus for that year. In the event a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 24 month period, and (ii) the greater of the highest bonus paid to him over the prior 24 months, or the amount accrued for his bonus in the year of termination, multiplied by two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2014. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control

Cash Compensation	$449,500	$0	$899,000

Value of Continued Health and Welfare Benefits	$20,799	$0	$20,799

Acceleration of Stock Awards	$0	$136,211	$136,211

The Company also was previously a party to employment agreements with Messrs. Weagley, Wein and Sorge, and a change in control agreement with Mr. Patryn. See “Compensation Discussion and Analysis” above.

Agreements upon Change in Control

Each of Ms. Criscione and Ms. Magennis has entered into change of control agreements with the Company. Under these agreements, in the event of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or any similar transaction which results in our shareholders holding less than a majority of the voting power of the resulting entity, the employee is to be employed by our successor for a period of twelve (12) months plus one month for each year of service following the change in control. In the event they are terminated without cause, or they resign for good reason (as both terms are defined in the agreements), then each of Ms. Criscione and Ms. Magennis would be entitled to a lump sum payment equal to the highest annual salary assigned to each during the twenty four months prior to Change in Control plus the highest annual bonus paid to or accrued to each. They are also entitled to receive their benefits for a period of twelve (12) months after the change in control. The following tables summarizes potential payments to Ms. Criscione and Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2014. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Laura Criscione

Payments and Benefits	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control

Cash Compensation	$0	$292,250

Value of Continued Health and Welfare Benefits	$0	$0

Acceleration of Stock and Option Awards	$0	$0

Elizabeth Magennis

Payments and Benefits	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control

Cash Compensation	$0	$413,250

Value of Continued Health and Welfare Benefits	$0	$0

Acceleration of Stock and Option Awards	$191,349	$191,349

Grant of Plan Based Awards

No grants of plan based awards were made to the Named Executive Officers in 2014.

Outstanding Equity Awards At Year End

The following table sets forth, for each of the Named Officers, information regarding outstanding stock options and stock awards at December 31, 2014.

Name (a)	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities unerlying unexercised unearned options (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested (#) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payment value of uneared shares, units or other rights that have not vested (j)
Frank Sorrentino III(1)(2)	78,000			3.85	6/21/2015	33,061	628,159
	10,655			6.15	11/11/2016
	26,000			6.15	1/11/2018
	10,871			6.15	1/21/2018
	11,721			6.15	11/11/2018
	51,935			4.62	11/26/2018
	11,687			4.62	1/9/2019
	13,000			4.62	2/25/2019
	34,567			6.99	1/24/2022
William S. Burns(1)(2)						7,170	136,230
Elizabeth Magennis(1)(2)	5,200			6.15	11/11/2016	10,072	191,368
	2,504			4.62	1/9/2019
	5,158			6.99	1/24/2022
Laura Criscione(1)(2)	26,000			3.85	6/21/2015
	7,800			6.15	5/5/2016
	3,120			4.81	5/23/2016
	6,204			6.15	1/11/2018
	5,218			4.62	1/9/2019
	3,900			4.62	2/25/2019
	5,616			6.99	1/24/2022
Aditya Kishore
Anthony C. Weagley
Francis R. Patryn
Arthur M. Wein
James W. Sorge

(1)

All option and stock awards were granted subject to a three-year vesting requirement, with one-third of the award vesting on the first anniversary of the date of grant, one-third of the award vesting on the second anniversary of the date of grant, and the final third vesting on the third anniversary of the date of grant.

(2)	Shares are valued at market value, which is deemed to be book value, at December 31, 2014.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2014:

	Option awards		Stock awards

Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)

Frank Sorrentino III

William S. Burns			2,165	40,745

Elizabeth Magennis

Laura Criscione

Aditya Kishore

Anthony C. Weagley	9,659	83,572	7,291	140,206

Francis R. Patryn			1,100	21,153

Arthur M. Wein			1,525	29,326

James W. Sorge			1,811	34,826

Pension Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of Center’s plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. Those plans are summarized below the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Pension Benefits

Name (a)	Plan name (b)	Number of years credited services (#) (c)	Present value of accumulated benefit ($) (d)	Payments during last fiscal year ($) (e)

Frank Sorrentino III

William S. Burns

Elizabeth Magennis

Laura Criscione

Aditya Kishore

Anthony C. Weagley	Union Center National Bank Pension Plan Trust	23	473,581	0

Francis R. Patryn	Union Center National Bank Pension Plan Trust	9	255,944	0

Arthur M. Wein

James W. Sorge

In the table above:

•

The Company has determined the years of credited service based on the same pension plan measurement date that the Company used in preparing its audited financial statements for the year ended December 31, 2014; we refer to that date as the “Plan Measurement Date”;

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under the Company’s pension plans, calculated as of the Plan Measurement Date;

•

the present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the Company’s audited financial statements for the year ended December 31, 2014; and

•	column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2014 under the Company’s pension plans

The Union Center National Bank Pension Trust—which we refer to as the “Pension Plan”—is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Pension Plan, which has been in effect since March 15, 1950, generally covers employees of the Bank and the Company who have attained age 21 and completed one year of service. The normal retirement (age 65) pension payable under the Pension Plan is generally equal to 44% of a participant’s highest average compensation over a 5-year period. Compensation means a participant’s W-2 wages, increased by certain reductions such as 401(k) contributions. The normal retirement benefit is proportionately reduced if a participant has less than 25 years of service at age 65. None of the Company’s Named Officers was eligible to retire with a normal retirement pension as of December 31, 2014.

The Company froze the benefits under the Pension Plan effective as of September 30, 2007. All future benefit accruals in the Pension Plan were discontinued and all retirement benefits that employees would have earned as of September 30, 2007 have been preserved. While benefits have been frozen, the present value of the projected future cash payments may change from period to period.

A participant may retire before or after age 65. A participant will qualify for immediate commencement of an early retirement pension if he or she retires after attaining age 60 and completing at least six years of service. A participant who completes five years of service is entitled to a vested pension commencing at normal retirement age or after meeting the early retirement requirements. Early retirement and vested pension benefits are calculated in the same manner as a normal retirement pension, but are multiplied by a fraction the numerator of which is the participant’s years of service and the denominator of which is the number of years of service the participant would have accumulated through normal retirement. Benefits payable prior to normal retirement are also subject to adjustment for actuarial equivalence, using age and interest factors specified by the Pension Plan. Based upon their ages and years of service, none of the Company’s Named Executive Officers is currently eligible for an early retirement pension under the Pension Plan.

The Company does not currently have any non-qualified deferred compensation plans in effect.

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2014:

Director Compensation

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	Options awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)

Frank W. Baier	21,450						21,450

Stephen T. Boswell	21,750						21,750

Frederick Fish	32,900						32,900

Frank Huttle III	19,200						19,200

Michael Kempner	17,375						17,375

Howard Kent	38,700						38,700

Nicolas Minoia	39,450						39,450

Joseph Parisi Jr.	18,000						18,000

Harold Schechter	34,500						34,500

William A. Thompson	33,100						33,100

Raymond J. Vanaria	40,750						40,750

Alexander Bol	25,800						25,800

Lawrence B. Seidman	17,600						17,600

For information concerning Messrs. Sorrentino and Weagley, who served as directors during 2014, please see the “Summary Compensation Table”.

Messrs. Bol and Seidman resigned from the Board of Directors on July 1, 2014 upon the closing of the transaction contemplated by the Agreement and Plan of Merger dated January 20, 2014 as reported on the Current Report on Form 8-K filed on even date therewith.

We pay the non-employee members of the Company’s Board a fee of $1,200 per Board meeting attended and $900 per Bank Board Committee meeting attended. Our Directors are also eligible to participate in our equity compensation plans, although no grants were made in 2014.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit Committee charter, which is available to shareholders on the Company’s website at www.cnob.com. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc.. During 2014, we paid the MWW Group a total of $210,670 for its services, including marketing, branding and related services We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2015.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branches, which are leased to the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2016, the rent will be reset to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2012, the Bank paid total rent of $184,509 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2016. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2012, the Bank paid total rent of $192,017 for the John Street, Hackensack branch.

Because of the interests of Board members in these leases, the Board determined that the rent should be set at “fair market rent.” Under regulations of the New Jersey Department of Banking and Insurance, any real estate transaction with members of a bank’s board of directors must be subject to an appraisal by an independent appraisal firm, which must opine that the terms of the transaction are arm’s length terms and as beneficial to the bank as it could obtain from a third party. The Bank therefore retained an independent appraisal firm to review the properties and determine the fair market rent, and this rent was used for the leases. These leases were then submitted to and approved by the New Jersey Department of Banking and Insurance. Based upon appraisals we obtained prior to entering into each lease, we believe the lease terms are as fair to the Bank as it would have received from an unaffiliated third party.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Crowe Horwath LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2015. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe Horwath LLP has served as our independent registered public accounting firm since the closing of the Merger on July 1, 2014, and one or more representatives of Crowe Horwath LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Prior to July 1, 2014, BDO USA, LLP served as the Company’s independent registered public accounting firm. BDO USA, LLP was engaged on July 8, 2013. Prior to this date, ParenteBeard LLC served as the Company’s independent registered public accounting firm.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by (i) BDO USA, LLP for professional services rendered for the year ended December 31, 2013 and (ii) Crowe Horwath and BDO USA, LLP for professional services rendered for the year ended December 31, 2014.

Principal Accounting Firm Fees

Aggregate fees billed to the company for the fiscal years ended December 31, 2014 and 2013 by the Company’s principal accounting firm are shown in the following table.

	Fiscal Year Ended December 31
	2014	2013
Audit Fees	$533,000	$277,334
Audit Related Fees	0	32,000
Tax Fees(1)	38,000	33,500
Other Fees	33,741	0

Total Fees	$604,471	$342,834

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2016 proxy material must be received by the secretary of the Company no later than December 1, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTS COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2014, except for Stephen T. Boswell, who due to a clerical error, filed a report for a transaction occurring November 2, 2014 three days late.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

1 OF 2
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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Frank Sorrentino III	02	Frank W. Baier	03	Alexander A. Bol	04	Stephen Boswell	05	Frederick Fish
06	Frank Huttle III	07	Michael Kempner	08	Nicholas Minoia	09	Joseph Parisi Jr.	10	Harold Schechter
11	William A. Thompson	12	Raymond J. Vanaria

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES
CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

CONNECTONE BANCORP, INC. Revocable Proxy for Annual Meeting of Shareholders May 6, 2015 Solicited on behalf of the Board of Directors

The undersigned hereby appoints the board of directors of ConnectOne Bancorp, Inc. (the “Company”), and each of them to vote all of the shares of the Company standing in the undersigned’s name at the Annual Meeting of shareholders of the Company, to be held at 145 Dean Dr., Tenafly, NJ 07670 on May 6, 2015 at 8:15 am., and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted “FOR” Management’s nominees to the Board of Directors, and “FOR” ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants.

Continued and to be signed on reverse side